NEWS FOR IMMEDIATE RELEASE
October 16, 2003              For Further Information Contact:

     Paul M. Limbert
     President & CEO

       or

      Robert H. Young
      Executive VP & CFO

      (304) 234-9000

                                                                                                          NASDAQ Trading Symbol: WSBC
                                                                                                          Website: www.wesbanco.com

WesBanco Announces Increased Earnings for the Quarter and Nine Months ended September 30, 2003

Wheeling, WV. Paul M. Limbert, President & CEO of WesBanco, Inc., a Wheeling, West Virginia based multi-state bank holding company, today announced earnings for the third quarter and nine months ended September 30, 2003.

Mr. Limbert stated that WesBanco’s earnings per share increased 14.0% for the third quarter of 2003 to $0.49 compared to $0.43 for the third quarter of 2002. For the nine months ended September 30, 2003 earnings per share increased 4.0% to $1.31 compared to $1.26 for the corresponding period in 2002. Net income for the third quarter of 2003 increased 9.3% to $9.8 million compared to $9.0 million for the third quarter of 2002. Net income for the nine months ended September 30, 2003 increased 2.8% to $26.4 million compared to $25.7 million for the corresponding period in 2002. Return on average assets was 1.06% for the nine months ended September 30, 2003 compared to 1.14% in 2002 and return on average equity was 11.07% and 10.92%, respectively.

“WesBanco’s results for the third quarter and nine months ended September 30, 2003 are beginning to show the impact of actions taken in the previous quarters to improve our net interest margin by increasing earning assets in the loan area as well as the overall reduction of our cost of funds through various deposit pricing and other balance sheet strategies,” said Mr. Limbert. “The loan growth achieved to date in 2003 was mainly in commercial and commercial real estate loans, which increased $111.7 million or 13.8%. The growth is primarily due to increased loan demand in WesBanco’s market areas from increased calling efforts, new and repositioned lending personnel and improved penetration of new markets in Southwestern Pennsylvania and Central Ohio. WesBanco also continues to reposition its balance sheet and adjust product pricing based on the fluctuations in market interest rates.”

Net interest income for the third quarter of 2003 increased $0.9 million or 3.5% from the third quarter of 2002. For the nine months ended September 30, 2003, net interest income decreased $1.1 million or 1.4% compared to the corresponding period in 2002. The increase in the third quarter of 2003, as compared to 2002, resulted from adjustments to deposit rates, slower prepayment speeds in the loan and investment portfolios, increased loan volume and an increase to consumer loan interest income reflecting a $1.0 million pre-tax adjustment to the accumulated amortization of deferred origination costs incurred for certain indirect loans. The net interest margin decreased to 3.79% for the third quarter of 2003 compared to 3.86% for 2002. However, this rate decrease was more than offset by the volume of average earning assets increasing $158.8 million or 5.4%, compared to 2002. The net interest margin grew in the third quarter of 2003 to 3.79% as compared to 3.44% in the second quarter of 2003 and 3.65% in the first quarter of 2003. The decrease in net interest income, as compared to the nine months ended September 30, 2002, was due to a combination of factors including the American acquisition with its lower overall net interest margin, loan and investment security prepayments causing lower earning asset rates on the reinvestment of these cash flows and the sustained low interest rate environment, which has caused rate compression between loan and deposit pricing. These decreasing factors on net interest income were partially offset by the volume of average earning assets increasing $258.9 million or 9.3%, compared to 2002. The net interest margin was 3.63% for the nine months ended September 30, 2003 compared to 3.98% for the corresponding period in 2002. WesBanco’s recent actions to reduce the cost of funds primarily through the reduction of rates on deposit products, the redemption and re-issuance of trust preferred securities in the second quarter at lower interest rates and the repricing of certain Federal Home Loan Bank borrowings, will contribute to lower future funding costs. However, with rates at historical lows, it will become increasingly more difficult to further reduce rates offered on new deposits.

Non-interest income increased $1.3 million or 19.0% and $3.9 million or 18.7% compared to the third quarter and nine months ended September 30, 2002. The increase related to growth in deposit activity fees, increases in ATM and debit card interchange income, bank-owned life insurance income and net securities gains. Trust fees increased $0.4 million or 17.3% and $0.2 million or 2.1% compared to the third quarter and nine months ended September 30, 2002. The increase was due to higher equity valuations and new account relationships and to a lesser extent, a new fee schedule for certain account types. The market value of trust assets under management was approximately $2.5 billion at September 30, 2003 and June 30, 2003, which was up from $2.3 billion at December 31, 2002, due primarily to a recent recovery in valuations in the equity markets. Net securities gains increased $0.6 million for the third quarter of 2003 and $1.2 million for the nine months ended September 30, 2003, compared to the corresponding periods in 2002, as WesBanco sold certain agency mortgage-backed securities and collateralized mortgage obligations exhibiting high prepayment rates.

The provision for loan losses for the nine months ended September 30, 2003 increased $0.2 million or 3.0%, compared to the corresponding period in 2002, primarily due to increased loan volumes. Net charge offs for the nine months ended September 30, 2003 decreased $0.8 million or 11.5% compared to the same period in 2002. Consumer loans comprised 57.6% of the net charge off activity for the nine months ended September 30, 2003. Non-performing loans as a percentage of total loans increased to 0.79% at September 30, 2003 compared to 0.56% at December 31, 2002. Most of this increase in non-performing loans was attributable to weakening credit characteristics for certain commercial real estate loans to the lodging industry as that sector of the economy has been particularly impacted by decreased business and leisure travel, and to a lesser extent, diminished repayment capacity for smaller businesses in general due to the prolonged economic downturn.

The allowance for loan losses was $26.2 million or 1.39% of total loans at September 30, 2003 compared to $25.1 million or 1.38% of total loans at December 31, 2002. The allowance currently provides coverage of 1.76 times non-performing loans and 1.12 times non-performing loans plus loans past due 90 days or more. Management believes the allowance for loan losses is appropriate based on its evaluation of the credit risk in the loan portfolio.

Non-interest expense for the third quarter and nine months ended September 30, 2003 increased $1.0 million or 5.2% and $4.1 million or 7.2% compared to the corresponding periods in 2002. The increase in the third quarter comparison consisted primarily of an increase in salary and employee benefit expenses resulting from rising health insurance, pension costs and to a lesser extent normal annual salary increases. For the nine months ended September 30, 2003, major factors influencing the overall increase in operating expenses included increases of $1.1 million in pension costs, $0.3 million in health insurance costs, $0.5 million in marketing expenses, $0.5 million in professional fees and a $0.6 million write-off of unamortized issuance costs associated with the redemption of trust preferred securities in the second quarter of 2003. Merger expenses related to the American acquisition decreased $1.9 million compared to the nine months ended September 30, 2002.

The provision for income taxes increased $0.6 million or 34.1% for the third quarter of 2003, compared to 2002, primarily due to an increase in pretax income, which increased the effective tax rate to 19.6%, compared to 16.6% for the third quarter of 2002. The provision for income taxes decreased $2.2 million or 27.9% for the nine months ended September 30, 2003 caused by a decline in the effective tax rate to 18.0%, compared to 23.8% for the corresponding period in 2002. The decrease in the effective tax rate on a year-to-date basis, as compared to 2002, was primarily due to an increase in state and municipal tax-exempt interest income and income on bank-owned life insurance, as well as the implementation of other strategic business and tax planning initiatives.

Total loans increased $60.1 million or 3.3% at September 30, 2003 compared to December 31, 2002. This increase was primarily driven by a $111.7 million or 13.8% increase in commercial and commercial real estate loans, as well as a $12.1 million or 2.1% increase in residential real estate loans, which were somewhat offset by a $63.6 million or 14.6% decrease in consumer and home equity loans. Total loans for the third quarter of 2003 increased $42.2 million compared to the second quarter of 2003 and $55.6 million compared to the first quarter of 2003. Growth in commercial and commercial real estate loans is a result of a greater focus on new business development in all markets. Residential real estate loans increased due to higher volume of new loans originated combined with a slowing of prepayments of higher fixed rate and adjustable rate mortgages following recent increases in longer-term interest rates. WesBanco originated $185.4 million of residential real estate loans during the first nine months of 2003 compared to $119.0 million during the same period in 2002. Consumer loans continued to decline as a result of strong competition from automobile manufacturing finance companies offering low or zero interest rate loans as well as buyer incentives in the new car segment and other factors that make consumer lending less attractive to WesBanco. The yield on loans continued to decrease in the third quarter due to lower rates on new loans and scheduled or negotiated repricing of existing loans at current historic low market rates.

Total investment securities increased $41.5 million or 3.5% at September 30, 2003 compared to December 31, 2002. The increase in investment securities was primarily funded by growth in core deposits and fixed rate Federal Home Loan Bank borrowings. Cash flows from the portfolio due to calls, maturities and prepayments for the nine months ended September 30, 2003 increased to $491.6 million compared to $175.7 million for the corresponding period of 2002. Cash flows decreased in the third quarter of 2003 to $141.5 million as compared to $198.4 million of the second quarter of 2003 as a result of slower prepayment speeds. WesBanco’s tax equivalent yield on investment securities for the third quarter of 2003 decreased to 4.69% compared to 4.91% for the second quarter of 2003. At September 30, 2003, the available for sale and the held to maturity portfolio’s weighted average life was 2.6 years and 4.9 years, respectively, which were similar to September 30, 2002.

Total deposits increased $62.1 million or 2.6% at September 30 2003 compared to December 31, 2002. This growth consisted of increases in demand deposits, interest bearing demand deposits and money market accounts, with the largest increase reflected in money market accounts, which grew $48.8 million or 9.6%, as customers continued to favor WesBanco’s competitively-priced money market product. Savings accounts and certificates of deposit decreased $1.8 million or 0.5% and $15.1 million or 1.6%, respectively, compared to December 31, 2002. The average rate paid on deposits for the nine months ended September 30, 2003 decreased to 2.18% compared to 2.89% for the corresponding period in 2002, as WesBanco reduced interest rates on most of its deposit products. The impact of these reduced interest rates was evidenced by the average rate paid on deposits decreasing to 1.92% for the third quarter of 2003 compared to 2.23% for the second quarter of 2003.

Shareholders’ equity remained strong at September 30, 2003 highlighted by a Tier I leverage ratio of 8.66% compared to 8.53% at December 31, 2002. Book value was $15.89 per share at both September 30, 2003 and December 31, 2002.

For the nine months ended September 30, 2003, WesBanco repurchased a total of 734,639 shares through its prior and current stock repurchase plans at an average cost of $24.42 per share. As of September 30, 2003, WesBanco had repurchased a total of 242,863 shares through the current one million share stock repurchase plan approved by the Board on April 17, 2003. The timing, price and quantity of purchases are at the discretion of WesBanco and the program may be discontinued or suspended at any time.

WesBanco is a multi-state bank holding company presently operating through 72 banking offices and 105 ATM machines in West Virginia, Central and Eastern Ohio and Western Pennsylvania. WesBanco is the second largest bank holding company headquartered in West Virginia with the third overall deposit market share. Its banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance brokerage company, WesBanco Insurance Services, Inc. and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco’s discount brokerage operation.

Forward-looking statements in this press release relating to WesBanco’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this press release should be read in conjunction with the company’s most recent annual report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2002, as well as Form 10-Q for the prior quarter ended June 30, 2003 which are available at the SEC’s website (www.sec.gov) or at WesBanco’s website (www.wesbanco.com). Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effect of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to the parent company and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board and Federal Deposit Insurance Corporation; potential legislative and federal and state regulatory actions and reform; competitive conditions in the financial services industry; rapidly changing technology affecting financial services, and/or other external developments materially impacting WesBanco’s operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.

###

See attached financial highlights.

WESBANCO, INC.
Consolidated Selected Financial Highlights
September 30, 2003 and 2002 and December 31, 2002			Page 6

(unaudited, dollars in thousands)
Balance sheet (period end)	September 30,	December 31,	September 30,
Assets	2003	2002	2002

Cash and due from banks	$91,034	$80,101	$86,612
Due from banks - Interest bearing	2,734	984	913
Federal funds sold	-	-	1,900
Securities	1,235,346	1,193,896	1,160,909
Loans:
Commercial and commercial real estate	922,684	810,973	793,910
Residential real estate	585,895	573,819	568,986
Consumer and home equity	372,445	436,093	458,046

Total loans	1,881,024	1,820,885	1,820,942
Allowance for loan losses	(26,236)	(25,080)	(24,893)

Net loans	1,854,788	1,795,805	1,796,049

Premises and equipment	54,166	55,725	56,473
Goodwill	49,588	49,520	46,940
Other intangibles	8,278	9,310	14,868
Other assets	116,912	111,890	68,097

Total Assets	$3,412,846	$3,297,231	$3,232,761

Liabilities and Shareholders' Equity
Non-interest bearing demand deposits	$315,197	$301,262	$291,479
Interest bearing demand deposits	292,421	276,131	271,912
Money market accounts	556,856	508,062	486,367
Savings deposits	355,455	357,290	365,614
Certificates of deposit	942,116	957,211	974,447

Total deposits	2,462,045	2,399,956	2,389,819

Other borrowings	566,128	518,958	447,047
Trust preferred securities	30,000	12,650	12,650
Other liabilities	39,827	40,496	52,018
Shareholders' equity	314,846	325,171	331,227

Total Liabilities and Shareholders' Equity	$3,412,846	$3,297,231	$3,232,761

Average balance sheet and net interest analysis

For the Three Months Ended		For the Nine Months Ended
September 30,		September 30,

2003	2002	2003	2002

	Average	Average	Average	Average	Average	Average	Average	Average
Assets	Volume	Rate	Volume	Rate	Volume	Rate	Volume	Rate

Loans, net of unearned income	$1,847,602	6.39%	$1,830,656	6.84%	$1,827,923	6.33%	$1,778,678	7.08%
Securities:
Taxable	863,404	3.56%	727,666	4.96%	829,278	3.91%	667,078	5.06%
Tax-exempt	379,632	7.26%	346,541	7.52%	371,890	7.33%	313,377	7.53%

Total securities	1,243,036	4.69%	1,074,207	5.78%	1,201,168	4.97%	980,455	5.85%
Federal funds sold	9,035	0.92%	35,997	1.85%	25,997	1.15%	37,027	1.73%

Total earning assets	3,099,673	5.69%	2,940,860	6.39%	3,055,088	5.75%	2,796,160	6.57%
Other assets	282,804		252,722		286,713		230,386

Total Assets	$3,382,477		$3,193,582		$3,341,801		$3,026,546

Liabilities and Shareholders' Equity
Interest bearing demand deposits	$ 292,266	0.30%	$ 271,269	0.58%	$ 284,249	0.38%	$ 264,595	0.68%
Money market accounts	555,479	1.84%	482,814	2.83%	535,739	2.12%	456,591	2.89%
Savings deposits	357,622	0.33%	370,089	1.14%	359,884	0.60%	349,859	1.15%
Certificates of deposit	951,633	3.06%	976,464	3.96%	965,115	3.34%	939,622	4.15%

Total interest bearing deposits	2,157,000	1.92%	2,100,636	2.77%	2,144,987	2.18%	2,010,667	2.89%
Other borrowings	541,849	2.91%	429,725	3.66%	523,065	3.16%	387,042	4.28%
Trust preferred securities	30,000	5.77%	12,650	8.63%	19,337	7.02%	9,916	8.65%

Total interest bearing liabilities	2,728,849	2.16%	2,543,011	2.93%	2,687,389	2.41%	2,407,625	3.02%

Non-interest bearing demand deposits	303,800		286,385		297,521		275,160
Other liabilities	37,097		32,298		37,940		29,110
Shareholders' equity	312,731		331,888		318,951		314,651

Total Liabilities and
Shareholders' Equity	$3,382,477		$3,193,582		$3,341,801		$3,026,546

Taxable equivalent net interest
margin		3.79%		3.86%		3.63%		3.98%

WESBANCO, INC.
Consolidated Selected Financial Highlights
September 30, 2003 and 2002				Page 7

(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,

Statement of income	2003	2002	2003	2002

Interest income	$41,925	$44,986	$124,450	$131,421
Interest expense	14,825	18,798	48,430	54,330

Net interest income	27,100	26,188	76,020	77,091
Provision for loan losses	2,499	2,757	6,958	6,757

Net interest income after provision for
loan losses	24,601	23,431	69,062	70,334

Non-interest income
Trust fees	2,927	2,496	8,525	8,346
Service charges on deposits	3,095	2,832	8,798	7,929
Other income	1,753	1,723	4,614	3,021
Net securities gains /(losses)	235	(322)	2,588	1,361

Total non-interest income	8,010	6,729	24,525	20,657
Non-interest expense
Salaries and employee benefits	11,137	10,459	32,230	29,571
Net occupancy	1,358	1,351	4,190	3,710
Equipment	1,834	1,811	5,471	5,102
Other operating	6,036	5,455	19,230	16,741
Merger-related expenses (1)	64	342	248	2,123

Total non-interest expense	20,429	19,418	61,369	57,247

Income before income taxes	12,182	10,742	32,218	33,744
Provision for income taxes	2,390	1,782	5,798	8,038

Net income	$9,792	$8,960	$26,420	$25,706

Taxable equivalent net interest income	$29,510	$28,466	$83,180	$83,287

Per common share data
Net income (2)	$0.49	$0.43	$1.31	$1.26
Dividends declared	0.24	0.235	0.72	0.70
Book value (period end)			15.89	15.92
Tangible book value (period end)			12.97	12.95
Average shares outstanding	19,941,034	20,941,398	20,141,778	20,397,493
Period end shares outstanding			19,815,098	20,811,080

Profitability ratios (annualized)
Return on average assets	1.15%	1.11%	1.06%	1.14%
Return on average equity	12.42%	10.71%	11.07%	10.92%
Yield on earning assets (3)	5.69%	6.39%	5.75%	6.57%
Cost of interest bearing liabilities	2.16%	2.93%	2.41%	3.02%
Net interest margin (3)	3.79%	3.86%	3.63%	3.98%
Efficiency (3)	54.45%	55.17%	56.98%	55.08%

(1) merger-related expenses are primarily related to the acquisition of American Bancorporation.
(2) basic and diluted were the same.
(3) the yield on earning assets, the net interest margin and the efficiency ratios are presented on a fully taxable-equivalent(FTE)  and annualized basis. The FTE basis adjusts for the tax  benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.

WESBANCO, INC.
Consolidated Selected Financial Highlights
September 30, 2003 and 2002 and December 31, 2002	Page 8

(unaudited, dollars in thousands)
			September 30,		December 31,		September 30,
Asset quality data			2003		2002		2002

Non-performing assets:
Non-accrual loans			$ 14,220		$ 7,480		$ 8,181
Renegotiated loans			663		2,646		2,654

Total non-performing loans			14,883		10,126		10,835
Other real estate and repossessed assets			2,661		4,213		2,764

Total non-performing loans and assets			$ 17,544		$ 14,339		$ 13,599

Loans past due 90 days or more			$ 8,611		$ 12,105		$ 11,095
Allowance for loan losses			26,236		25,080		24,893
Net loan charge-offs:
Quarter-to-date			1,841		2,415		2,146
Year -to-date			5,802		8,968		6,553
Allowance for loan losses/non-performing loans			1.76	X	2.48	X	2.30	X
Allowance for loan losses/non-performing loans and
past due 90 days or more			1.12	X	1.13	X	1.14	X
Allowance for loan losses/total loans			1.39%		1.38%		1.37%
Non-performing assets/total assets			0.51		0.43		0.42
Non-performing assets/total loans, other real
estate and repossessed assets			0.93		0.79		0.75
Non-performing loans/total loans			0.79		0.56		0.60
Non-performing loans and loans past due 90
days or more/total loans			1.25		1.22		1.20
Net loan charge-offs(annualized) /average loans			0.42		0.53		0.49

	Regulatory Guidelines

		Well
Capital ratios	Minimum	Capitalized

Tier I leverage capital	4.00%	5.00%	8.66%		8.53%		8.79%
Tier I risk-based capital	4.00	6.00	13.39		12.95		13.24
Total risk-based capital	8.00	10.00	14.61		14.13		14.44